                                                                 Exhibit (10)(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the use in this Post-Effective Amendment No. 31 to the Registration Statement on Form N-4 (the "Registration Statement") of our report dated March 16, 2011 relating to the consolidated financial statements of New York Life Insurance and Annuity Corporation, and of our report dated
February 24, 2011 relating to the financial statements and financial highlights of New York Life Insurance and Annuity Corporation Multi-Funded Annuity Separate Account-II, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Condensed Financial Information" in such Registration Statement.



/S/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP


New York, New York
April 14, 2011